EXHIBIT 99.1

October 10, 2007

To all FHLBC members:

As you know, the Federal Home Loan Bank of Chicago has been working closely over the past three years with our regulator, the Federal Housing Finance Board, to define a new direction for the Bank. Our goals have been to change the structure of the Bank's balance sheet to that of a more traditional Home Loan Bank by reducing MPF® Program assets while continuing to serve our members with this important product and to meet members' desires, by reducing the amount of voluntary stock in our capital base. We have made substantial progress in this process, with MPF Program holdings reduced by more than 25% from peak levels, and almost two-thirds of voluntary stock redeemed.

Today we filed disclosure forms with the Securities and Exchange Commission outlining an order issued by the Federal Housing Finance Board that will guide our operations going forward. Concurrent with the issuance of this order, the Written Agreement between the Finance Board and the Bank, originally dated June 30, 2004, has been terminated. I encourage you to read our Form 8-K attached to this letter. While this change will have some impacts, the Bank will continue to provide liquidity and funding through advances and the purchase of mortgages through the MPF Program. The Bank will also continue to support affordable housing and economic development through our Community Investment programs. Nothing changes about these services we provide to our members.

The Finance Board Order, effective immediately, places several requirements on the Bank:

  The Bank must maintain a ratio of regulatory capital (including subordinated debt) to total assets of at least 4.5%, and a minimum total level of the sum of capital stock plus subordinated debt of $3.6 billion.
  The Bank may not redeem or repurchase any capital stock from members without prior approval from the FHFB; the FHFB can approve redemptions or repurchases if they determine that such actions would be consistent with maintaining the capital adequacy of the Bank.
  Dividend declarations are subject to the prior written approval of the Finance Board.
  The Bank will review and revise its market risk management policies, and commission periodic independent review of the effectiveness of its market risk management.
  The Bank will submit a Capital Structure Plan to the FHFB outlining a conversion under the Gramm-Leach-Bliley Act, along with strategies for implementing the Plan.

This order reflects the challenges which we have been addressing in the business transition of the Bank, which we have described in our communications to you in the past several months. Minimum capital requirements of 4.5% and $3.5 billion had been a part of the Bank's Written Agreement with the Finance Board, which was terminated as part of today's order.

As a result of this Order, we do not expect that we will be able to conduct a broad redemption of voluntary stock in the fourth quarter of this year. With regard to dividends, the Board will continue to assess our dividend capacity each quarter and make appropriate requests for approval.

While we acknowledge that these requirements may cause some changes in our operations in order to address the Finance Board's concerns, the Bank remains committed first and foremost to supporting you, your customers, and your community. As the issues raised in the order are addressed, the Board and staff of the Bank will continue their work to advance the mission of the Bank and to explore appropriate strategic alternatives, including the possibility of a merger with the Federal Home Loan Bank of Dallas. Although we have not reached (and may not reach) an agreement to merge with Dallas, our primary objective in this and any other strategic initiatives is to work diligently to achieve an outcome for our members that provides the greatest possible value of membership in the Bank.

While this Order is in place, I encourage you to fully utilize the liquidity and funding options available to you at the FHLBC. Your relationship banker can provide you with details regarding the additional borrowing capacity your current stock holdings and collateral positions support.

Thank you for your membership; we will continue to provide you with updates on our progress.

Sincerely,

Mike Thomas

President and CEO